PHOENIX ADVISER TRUST
CIK# 0001241554
Semi-Annual 8/31/06



Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-Series 2-
Class A $476, Class C $21 and Class X $168.

73A1/73A2- Series 2-
Class A $.069, C $.044 and Class X $.078.

74U1/74U2- Series 2
Class A 7736, Class C 561 and Class X 2313.

74V1/74V2- Series 2
Class A $22.98, Class C $22.86 and Class X $22.98.